Exhibit 99.2

SCHEDULE II
FRANKLIN COVEY CO.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
For the Three Years Ended August 31, 2009
(Dollars in Thousands)

Column A	Column B	Column C	Column D		Column E

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions		Balance at End of Period

Year ended August 31, 2007:
Allowance for doubtful accounts	$979	$207	$(365	)(1)	$821
Allowance for inventories	3,388	3,015	(1,702	)(2)	4,701
	$4,367	$3,222	$(2,067)		$5,522

Year ended August 31, 2008:
Allowance for doubtful accounts	$821	$501	$(256	)(1)(3)	$1,066
Allowance for inventories	4,701	1,278	(4,202	)(2)(4)	1,777
	$5,522	$1,779	$(4,458)		$2,843

Year ended August 31, 2009:
Allowance for doubtful accounts	$1,066	$81	$(268	)(1)	$879
Allowance for inventories	1,777	1,621	(2,544	)(2)	854
	$2,843	$1,702	$(2,812)		$1,733

(1) Represents a write-off of accounts deemed uncollectible
(2) Reduction in the allowance is due to a write-off of obsolete inventories
(3) Includes $23 of the allowance for doubtful accounts that was sold with the Consumer Solutions Business Unit assets
(4) Includes $3,058 of inventory reserves that were sold with the Consumer Solutions Business Unit assets